Exhibit 99.1
For Immediate Release

Waterside Capital Corporation
2505 Cheyne Walk
Virginia Beach, VA 23454

Contact for Waterside Capital Corporation:

Franklin (Lin) Earley Chief Executive Officer (757) 626-1111 lin.earley@watersidecapital.com

Waterside Capital Corporation Announces Updated Position on SBA Action

VIRGINIA BEACH, VIRGINIA – May 5, 2014 -  Waterside Capital Corporation (OTC: WSCC) (the “Company”), a Small Business Investment Company, is a party, as previously disclosed, to a Loan Agreement (the “Loan Agreement”) with the United States Small Business Administration (the “SBA”).  Under the terms of the Loan Agreement, the Company’s then existing debentures were repurchased effective September 1, 2010 by the SBA and a new debt instrument was put into place. The SBA contended that the Company’s debt to the SBA matured March 31, 2013.

As disclosed in the Company’s Form 8-K filed with the U. S. Securities and Exchange Commission (the “SEC”) on November 29, 2013 (the “Form 8-K”), SBA filed a complaint in the United States District Court for the Eastern District of Virginia on November 20, 2013 seeking, among other things, receivership for the Company and a judgment in the amount outstanding under the Company’s Loan Agreement with the SBA plus continuing interest (the “Complaint”). See the Form 8-K for additional description of the Complaint and related matters. Thereafter, as disclosed in the Company’s Form 8-K filed on December 27, 2013, the Company took steps to contest the Complaint.

On April 29, 2014 the Board of Directors of the Company (the “Board”) met to reconsider the decision to contest the Complaint and also seek declaratory relief against the SBA. In light of developments occurring since December of 2013, including projections of its portfolio companies and also recent discussions with the SBA, the Board determined, after consultation with and advice of its counsel, that it was not currently in the best interests of the Company and its shareholders to continue to contest the Complaint and also seek declaratory relief.  The SBA was informed of this determination.  It is the Board's current intention to consent to the receivership process.

About Waterside Capital Corporation

Waterside Capital Corporation is a Small Business Investment Company (SBIC) headquartered in Virginia Beach, Virginia with a portfolio of approximately $10 million of loans and investments in 9 companies located primarily in the Mid-Atlantic region.  Waterside Capital’s individual investments range from $500,000 to over $3 million.  Visit Waterside's web site at www.watersidecapital.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” that involve a number of risks and uncertainties, including the outcome of the receivership process (within the meaning of the Private Securities Litigation Reform Act of 1995). It is possible that the assumptions made by management in this press release may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors include the risks associated with the performance of the Company's portfolio companies, dependencies on key employees, delays, interest rates, the level of economic activity, and competition, as well as other risks described from time to time in the Company’s filings with the Securities Exchange Commission, press releases, and other communications.